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                                                                       Exhibit 5

                         [Letterhead of EDO Corporation]



                                                                  March 22, 2000


EDO Corporation
60 East 42nd Street
Suite 5010
New York, New York 10165

                                 EDO Corporation
                       Registration Statement on Form S-4


Dear Sirs and Mesdames:

           I am Vice President, General Counsel and Secretary of EDO Corporation, a New York corporation (the "Company"), and I am familiar with the Registration Statement on Form S-4 referenced above (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "1933 Act"), relating to the Company's offer to issue up to 6,553,229 common shares, par value $1.00 per share, of the Company ("Shares") in exchange for all of the issued and outstanding shares of common stock, par value $0.10 per share, of AIL Technologies Inc., a Delaware corporation (the "AIL Shares"). The Registration Statement has been prepared in connection with an Amended and Restated Merger Agreement (the "Merger Agreement"), dated as of January 2, 2000, among the Company, EDO Acquisition III Corp., and AIL Technologies Inc. which is attached as Annex A to the joint proxy statement/prospectus.

           In my capacity as such counsel, I have examined and relied upon the originals, or copies certified or otherwise identified to my satisfaction, of such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

           Based upon the foregoing, I am of the opinion that, when the Registration Statement has become effective under the 1933 Act, the issuance of the Shares has been authorized by all necessary corporate action of the Company and by the appropriate regulatory authorities, and the Shares have been issued in accordance with the terms of the
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Merger Agreement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

           My opinion expressed above is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

           This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein.

           I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the joint proxy statement/prospectus forming a part thereof. In giving such consent, I do not thereby concede I am within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.



                                              Very truly yours,

                                              /s/  Marvin D. Genzer
                                                   Marvin D. Genzer
                                                   General Counsel